i-COMPLIANCE SERVICES AGREEMENT

      AGREEMENT dated as of September 23, 2005 between MMA Praxis Mutual Funds (the "Trust"), a Delaware business trust, Integrated Fund Services, Inc. ("Integrated"), an Ohio corporation, and IFS Financial Services, Inc. ("IFS"), an Ohio corporation.

      WHEREAS, the Trust is a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a "Fund," collectively, the "Funds"); and

      WHEREAS, the Trust wishes to employ Integrated and IFS to provide certain compliance services on behalf of the Trust; and

      WHEREAS, Integrated and IFS wish to provide such services to the Trust under the conditions set forth below;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust, Integrated and IFS agree as follows:

      1. APPOINTMENT

            The Trust hereby appoints and employs Integrated and IFS to perform those compliance services described in this Agreement and the Exhibits attached hereto for the Trust. Integrated and IFS shall act under such appointment and perform the obligations thereof in accordance with the Trust's current registration statement and as required by applicable state and federal laws and regulations upon the terms and conditions hereinafter set forth. The appointment shall begin at a time mutually agreed upon by the parties.

      2. COMPLIANCE SERVICES

            Subject to the direction and control of the Trustees of the Trust, Integrated and IFS shall perform the compliance services for the Trust detailed in Exhibits A-C. Integrated and IFS shall perform such other services for the Trust and the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay Integrated and IFS the amounts agreed upon between them.


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

      3. ASSUMPTIONS

            The Trust is ultimately responsible for each Fund's compliance program and its compliance with applicable federal securities laws, including Rule 38a-1 under the 1940 Act. In addition, the management of each Fund and the management of the service providers are responsible for implementation and execution of their compliance programs.

      4. TRUST RESPONSIBILITIES

            The Trust will make appropriate individuals, documentation and resources available as reasonably required for Integrated and IFS to perform the compliance services described in this Agreement and the Exhibits attached hereto. In addition, the Trust will notify its service providers that they are to make the appropriate individuals, documentation and resources available as reasonably required by Integrated and IFS. At the request of Integrated or IFS, the Trust will certify periodically, and the Trust will require its service providers to certify periodically, that they are in compliance with applicable federal securities laws. The Trust agrees that successful completion of the compliance services described in this Agreement by Integrated and IFS will require the active participation and timely response by each Fund and its service providers to requests of Integrated and IFS. Also, the Trust and its service providers will be expected to provide reasonable office space accommodations (e.g., phone, space, meeting rooms) to Integrated and IFS upon their reasonable request.

      5. SPECIAL SERVICES AND REPORTS

            Integrated or IFS may provide special services and reports as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be mutually agreed upon by the parties.

      6. SUBCONTRACTING

            Integrated or IFS may, at its expense, and, upon prior written approval from the Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that neither Integrated nor IFS shall be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Integrated or IFS, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own.

      7. COMPENSATION

            For performing its services under this Agreement, the Trust shall pay Integrated and IFS a fee in accordance with Exhibit D attached hereto.


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

      8. EXPENSES

            Integrated and IFS shall each furnish, at its expense and without cost to the Trust, the services of its personnel to the extent that such services are required to carry out its obligations under this Agreement and the use of data processing equipment. All costs and expenses not expressly assumed by Integrated or IFS under this Paragraph shall be paid by the Trust . A list of typical expenses is set forth in Exhibit E; this list is not all inclusive.

      9. REFERENCES TO INTEGRATED, IFS OR THE TRUST

            A. Neither the Trust nor its agents shall circulate any printed matter which contains any reference to Integrated or IFS or use Integrated's or IFS' name, or any of its trademarks, service marks or logos, including "i-Compliance", without the prior written approval of Integrated or IFS as applicable. The Trust will submit printed matter requiring approval to Integrated or IFS in draft form, allowing sufficient time for review by Integrated or IFS prior to any deadline for printing.

            B. Integrated and IFS shall not circulate any printed matter that contains any reference to the Trust without the prior written approval of the Trust, excepting solely such printed matter as merely identifies the Trust as a client of Integrated or IFS. Integrated and IFS will submit printed matter requiring approval to the Trust in draft form, allowing sufficient time for review by the Trust prior to any deadline for printing.

      10. INDEMNIFICATION OF INTEGRATED AND IFS

            A. Integrated and IFS may each rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither Integrated nor IFS nor any director, officer, employee, control person of Integrated or IFS, or affiliates of Integrated or IFS (the "Indemnified Parties") shall be subject to any liability for, or any and all losses, damages, claims, suits, actions, demands, or expenses, including reasonable legal fees, of any and every nature, incurred by the Trust in connection with any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of any such persons in the performance of the duties of Integrated or IFS under this Agreement or by reason of reckless disregard by any of such persons of the duties of Integrated or IFS under this Agreement. The Indemnified Parties may apply to the Trust at any time for instructions and may, at their own expense, consult counsel for the Trust, or their own counsel, and with accountants and other experts with respect to any matter arising in connection with the duties of Integrated or IFS hereunder, and the Indemnified Parties shall not be liable or accountable for any action taken or omitted by them in good faith in accordance with such instruction or advice, or with the opinion of such counsel, accountants, or other experts. Integrated and/or IFS shall not be held to have notice of any change of authority of any officers, employees, or agents of the Trust until receipt of written notice thereof have been received by Integrated from the Trust.


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

            B. Any person, even though also a director, officer, employee, shareholder or agent of Integrated or IFS, or any of their affiliates, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, to be rendering such services to or acting solely as an officer, trustee, employee or agent of the Trust and not as a director, officer, employee, shareholder or agent of or one under the control or direction of Integrated or IFS or any of its affiliates, even though paid by one of these entities.

            C. Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, damages, claims, suits, actions, demands, expenses and liabilities including reasonable legal fees, of any and every nature which the Indemnified Parties may sustain or incur or which may be asserted against the Indemnified Parties by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by Integrated or IFS in good faith in reliance upon any oral or written instructions of an authorized person of the Trust or upon the opinion of legal counsel for the Trust; (ii) any action taken or omitted to be taken by Integrated or IFS in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed; or (iii) any action taken or omitted to be taken by Integrated or IFS in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates. However, indemnification under this subparagraph shall not apply to actions or omissions of the Indemnified Parties in cases of its or their own willful misfeasance, bad faith, negligence or reckless disregard of its or their own duties hereunder.

            D. The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld, as long as the Trust is conducting a good faith and diligent defense. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, or if such good faith and diligent defense is not being or ceases to be conducted by the Trust, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

            E. Notwithstanding anything to the contrary in this Agreement, in no event shall Integrated or IFS be liable to the Trust or any third party for any special, consequential, punitive or incidental damages, or any other damages not measured by the prevailing party's actual damages even if advised of the possibility of such damages.

            F. The foregoing rights shall be in addition to any other rights to which the Indemnified Parties may be entitled as a matter of law.


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

      11. INSURANCE

            A. The Trust agrees that it will provide reasonable professional liability insurance coverage, as mutually agreed upon by the parties, to the CCO provided by IFS pursuant to this Agreement, with respect to the services and activities provided to the Funds by such CCO. The Trust further agrees to furnish details of such coverage to IFS upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Trust will notify IFS of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

            B. Integrated and IFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, Integrated and IFS shall provide evidence that coverage is in place. Integrated and IFS shall each notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. Integrated and IFS shall each notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by Integrated or IFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      12. TERMINATION

            A. The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for a period of one year ("Initial Term") from that date and shall continue in force for successive one year terms thereafter ("Renewal Term"), unless otherwise terminated as provided herein.

            B. Any party may terminate this Agreement at the end of the Initial Term, or at the end of any subsequent Renewal Term, by giving the other parties at least one hundred twenty ( 120) days' prior written notice of such termination specifying the date fixed therefore, except that only IFS or the Trust may terminate this Agreement with respect to the Chief Compliance Officer Program services described in Exhibit C . In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall make a one-time cash payment to Integrated or IFS, as applicable, in consideration of services provided under this Agreement, and not as a penalty, equal to the remaining balance of the fees payable to Integrated or IFS under this Agreement through the end of the Initial Term or Renewal Term, as applicable. In the event this Agreement is terminated by the Integrated or IFS prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall not be obligated to pay to Integrated or IFS, as applicable, the remaining balance of the fees payable under this Agreement through the end of the Initial Term or Renewal Term, as applicable. The Trust shall reimburse Integrated or IFS, as applicable, for any out-of-pocket expenses and disbursements ("out-of-pocket expenses") reasonably incurred by Integrated or IFS in connection with the services provided under this Agreement within 30 days of notification to the Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.


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

                  Notwithstanding the foregoing, following any such termination, in the event that Integrated or IFS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or Exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Such continuation of performance by Integrated shall not constitute a waiver of any of rights or remedies offered Integrated under this Agreement or otherwise. Fees and out-of-pocket expenses incurred by Integrated or IFS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.

            C. If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to another party or parties, such other party or parties (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have ninety (90) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party; except that only IFS or the Trust may terminate this Agreement with respect to the Chief Compliance Officer Program services described in Exhibit C. If Integrated or IFS is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of Integrated or IFS to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

            D. Upon delivery of such notice of termination to the Trust, Integrated or IFS, the Trust may, in its sole discretion, elect to extend the term of this Agreement for a period of three (3) months (the "Transition Period") following the date of termination specified in such notice in order to provide sufficient time for the Trust to transition to another service provider; provided, however, that the date of the conversion of services, data and books and records to the new service provider during the Transition Period is subject to the approval of Integrated and IFS, which approval will not be unreasonably withheld. During such Transition Period, the terms of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect.

            E. Unless this Agreement has been terminated in accordance with this Section, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Trust or any Fund as a result of reorganization, recapitalization or change of domicile.

            F. Integrated and IFS will be entitled to collect from the Trust all reasonable and customary expenses incurred in conjunction with termination of this Agreement ("Termination Expenses"), including but not limited to reasonable out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom Integrated or IFS has contracted. An estimate of such Termination Expenses shall be adequately documented by Integrated and submitted to the Trust in advance. In addition, the Trust will only reimburse Integrated for Termination Expenses in the amount of the costs actually incurred by Integrated or IFS.


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

            G. In the event that in connection with the termination of this Agreement a successor to any of the duties or responsibilities of Integrated or IFS under this Agreement is designated by the Trust by written notice to Integrated or IFS, Integrated or IFS shall, promptly upon such termination and at the expense of the Trust, transfer all records maintained by Integrated or IFS under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Integrated's cognizant personnel in the establishment of books, records and other data by such successor.

      13. SERVICES FOR OTHERS

            Nothing in this Agreement shall prevent Integrated or IFS or any of their affiliates (as defined in the 1940 Act) from providing services for any other person, firm or corporation (including other investment companies); provided, however, that Integrated and IFS each expressly represent that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

      14. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

            The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Integrated or IFS to perform any services for the Trust which services could cause Integrated or IFS to be deemed an "investment adviser" of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Trust's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement, the Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction.

      15. LIMITATION OF LIABILITY.

            A. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.


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

            B. Standard of Care; Uncontrollable Events; Limitation of Liability. Integrated and IFS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Integrated or IFS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by Integrated or IFS of its obligations and duties. The duties of Integrated and IFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Integrated or IFS hereunder.

            C. Representations and Warranties of the Trust. The Trust represents and warrants to Integrated that:

                  (i) It is a Trust validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder.

                  (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted.

                  (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations as they relate to this Agreement and that it is not aware of any investigation commenced by the SEC or any other regulatory or self-regulatory organization, or any proceeding or threatened proceeding that concerns the Trust.

                  (iv) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

            D. Representations and Warranties of Integrated and IFS. Integrated and IFS each represents and warrants that: (a) the various procedures and systems which Integrated and IFS have implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and Integrated's and IFS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by Integrated and IFS and, when executed and delivered by Integrated and IFS, will constitute a legal, valid and binding obligation of Integrated and IFS, enforceable against Integrated and IFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      16. SEVERABILITY.

            In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.


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

      17. QUESTIONS OF INTERPRETATION.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      18. CONFIDENTIALITY

            A. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

            B. For the purpose of this Section, Confidential Information shall mean Technical Elements (as defined below), any information identified by either party as "Confidential" and/or "Proprietary" or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning another party. Integrated and IFS each retains the right to use its knowledge, experience, and know-how with other persons, firms or corporations (including other investment companies), including processes, ideas, concepts and techniques developed solely by Integrated or IFS in the course of performing the services.

            C. In connection with performing its services under this Agreement, Integrated or IFS may use certain data, modules, components, designs, utilities, subsets, objects, program listings, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, data bases, screen formats, report formats, interactive design technologies, documentation manuals and specifications ("Technical Elements"). Certain Technical Elements were owned or developed by Integrated or IFS prior to, or independently from, its engagement hereunder and are the sole and exclusive property of Integrated or IFS and Integrated or IFS retains all rights thereto; and certain other Technical Elements consist of third party works and products which Integrated or IFS has acquired the right to use. The Trust shall have no rights in the Technical Elements. The Trust agrees to treat all Technical Elements as Confidential Information.


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

            D. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Integrated or IFS, or collected or retained by Integrated or IFS in the course of performing their duties and responsibilities under this Agreement shall be considered confidential information and shall remain the sole property of the Trust. Neither Integrated nor IFS shall give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Integrated or IFS except in connection with the performance of the duties and responsibilities of Integrated or IFS under this Agreement, at the direction of the Trust or as required or permitted by law. Integrated and IFS each represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Integrated and IFS that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Integrated and IFS with a copy of that statement annually.

            The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

      19. NOTICES.

            All notices required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To the Trust:       ______________________
                    ______________________
                    ______________________
                    ______________________
                    Attn:  _______________

To Integrated:      Integrated Fund Services, Inc.    To IFS:    IFS Financial Services, Inc.
                    221 East 4th Street, Suite 300               ______________________
                    Cincinnati, Ohio  45202                      ______________________
                    Attn:  Roy E. Rogers                         Attn:  Brian E. Hirsch

or to such other address as any party may designate by notice complying with the terms of this Paragraph. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method or e-mail; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.


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

      20. AMENDMENT.

            This Agreement may not be amended or modified except by a written agreement executed by all affected parties.

      21. BINDING EFFECT.

            Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

      22. COUNTERPARTS.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23. FORCE MAJEURE.

            Neither Integrated nor IFS assumes responsibility hereunder, and shall not be liable, for any damage, loss of data, interruption, delay or any loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption or failure of power or other utility, transportation, mail, or communication services, equipment failure, acts of civil or military authority, sabotages, war, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, natural disasters, strike or other labor problems, legal action, present or future law, governmental order or decree, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

      24. MISCELLANEOUS.

            The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.


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

            Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


MMA PRAXIS MUTUAL FUNDS                     INTEGRATED FUND SERVICES, INC.


By:  ___________________________            By:  ____________________________
Its: President                              Its: President


                                            IFS FINANCIAL SERVICES, INC.



                                            By:  ____________________________
                                            Its: ____________________________


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